Exhibit 99.1

Soluna Holdings Announces July Site Level Financials

Despite Continued Low BTC Price Environment, Soluna Continues to Grow Hashrate and Intends to Invest through the Cycle

ALBANY, NY, August 18, 2022 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its July site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Despite Bitcoin remaining around $20,000 and challenging power markets, Soluna has been able to maintain healthy margins and increase computing power. As a result of the increase in activity from renewable energy generators seeking computing as the most effective solution to their curtailment problems, we continue to believe investing through the cycle is the best opportunity to deliver value to shareholders.”

Key Summary Highlights:

●	Increased BTC Production Despite Volatile Market

○	BTC Equivalent Mined increased by 12% despite average BTC prices decreasing by 12% from June to July.

○	Average Hashrate deployed increased by 9% with peak hashrate remaining above 1EH/s.

●	Cash Contribution Margins Remain Healthy

○	27% Cash contribution prop mining margins slightly offset by weaker hosting margins

○	19% Consolidated cash contribution margins overall if hosting is included despite low BTC environment

○	Margins impacted by exceptional events leading to fuel cost increases at Sophie and Marie

●	10MW Hosting Agreement at Marie Expires End of September

○	Assessing economics of renewal or conversion to prop mining

○	Anticipated hosting margins with new contract expected to increase

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

**July Cash Contribution Margins Normalized to June FCA costs - See pg. 22 of presentation for details

**Excluding FCA cost adjustment July Cash Contribution Margin was $433

($ in 000s, Unaudited)							(Estimate)
	FY 21	Q1 2022	April 2022	May 2022	June 2022	Q2 2022	July 2022
Revenue	$13,010	$9,264	$3,392	$3,004	$2,280	$8,676	$2,254
Cash Contribution Margin	$8,888	$5,206	$2,605	$1,600	$800	$5,005	$756**
Annualized Revenue	$13,010	$37,056	$40,705	$36,044	$27,362	$34,704	$27,043
Annualized Contribution Margin	$8,888	$20,824	$31,262	$19,196	$9,599	$20,019	$9,076

A presentation and corresponding video is available on the Company’s website at:

https://www.solunacomputing.com/investors/updates/july2022flash/

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information

Sam Sova

VP, Marketing

Soluna Computing

sam@soluna.io

+414 699 3667

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

+561 489 5315